Exhibit 99.1

Earle M. Jorgensen	10650 Alameda Street
Company	Lynwood, CA 90262

Tel: 323-567-1122

News Release

For Immediate Release

EMJ REPORTS FOURTH QUARTER AND

FISCAL 2005 RESULTS

LYNWOOD, California – May 25, 2005–Earle M. Jorgensen Company (NYSE:JOR) (“EMJ”) today reported strong results for EMJ’s fourth fiscal quarter (FY’05) and twelve months ended March 31, 2005.

For the twelve months ended March 31, 2005, revenues increased 54.6% to $1,608.9 million, compared to $1,040.4 million for the same period in fiscal 2004. Tons shipped from inventory for the twelve months of fiscal 2005 increased by approximately 16% from the same period in fiscal 2004. Operating income increased 93.8% to $134.7 million for the twelve months of fiscal 2005 compared to $69.5 million for the same period in fiscal 2004. EBITDA for the fiscal year was $146.4 million, an 81.2% increase over the $80.8 million for fiscal 2004. Net income increased to $97.5 million for the twelve months ended March 31, 2005 compared to a net loss of $23.6 million for the same period in fiscal 2004. Fiscal 2005 financial results include an increase in our LIFO (last-in first-out) reserve of $74.2 million versus $14.3 million in fiscal 2004. We recorded a net income tax benefit of $38.6 million for the year ended March 31, 2005, compared to a tax provision of $3.1 million for fiscal 2004. The net tax benefit for the year ended March 31, 2005 included a nonrecurring tax benefit from the reduction of our deferred tax asset valuation reserve primarily attributable to the payment of the high-yield debt interest on the Holding Company Notes and the utilization of our net operating losses during the year.

Net income for the fourth quarter of fiscal 2005 rose to $59.4 million versus a net loss of $3.5 million for the same period in fiscal 2004. Revenues increased 41.7% to $456.3 million and operating income increased 26.1% to $30.9 million for the fourth quarter of fiscal 2005, compared to $322.1 million and $24.5 million, respectively, for the same period in fiscal 2004. Tons shipped from inventory for the three months ended March 31, 2005 increased approximately 2% compared to the same period in 2004, and increased approximately 10% over our third fiscal quarter ended December 31, 2004. EBITDA for the quarter was $33.9 million, a 24.2% increase over $27.3 million in the prior year quarter. The financial results for the fourth quarter of fiscal 2005 include an increase in the pre-tax LIFO reserve of $31.7 million compared to $13.8 million for the same period in fiscal 2004. We also had $2.6 million of pre-tax income from the redemption of life insurance policies in the fourth quarter of fiscal 2005.

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Maurice S. Nelson, Jr., EMJ’s President and Chief Executive Officer, stated, “we were very pleased with our results for the fourth quarter and the fiscal year. We had a historic year with record revenues and profit which culminated with the merger and financial restructuring and the initial public offering (“IPO”) on April 14, 2005. I am proud of the collective efforts of all EMJ employees who contributed to the record results.”

“In addition, the company significantly de-leveraged during the quarter with our revolving credit facility decreasing by $74.6 million to a balance of $16.9 million.” Mr. Nelson added.

Mr. Nelson went on to state that “we have completed our Kasto System upgrades in Schaumburg, Illinois that will allow an additional 25% increase in throughput at this location in addition to the 72% capacity increase we experienced from the first phase of the system expansion. Furthermore, we will be opening our Spokane, Washington satellite in June and have three more satellite locations, Hartford, Connecticut, Lafayette, Louisiana, and Quebec City, Canada approved for completion during fiscal 2006. Additionally, expansion projects are planned in our Kansas City, Missouri and Toronto, Ontario facilities. Estimated capital expenditures required to complete these projects will be approximately $11.6 million. We anticipate funding these investments with a combination of internally generated cash and debt.”

“Revenues and shipments for April continued at the same record pace established in the March ending quarter and the price per pound increased marginally. We have seen, however, some compression of our pre-LIFO gross margin. We anticipate some seasonal revenue slow-down as we approach the summer months consistent with past history. We estimate the range of revenue for the June 2005 quarter (First Qtr. of FY’06) to be $430 to $440 million, EBITDA to be within a range of $42 to $46 million, after paying the $8.5 million IPO bonus, and estimated net earnings per diluted share for the June quarter to be in a range of $0.30 to $0.34 per share. Our first quarter guidance is based on 52.0 million diluted weighted shares outstanding, and a 35% statutory tax rate. In addition, guidance assumes no change in the valuation of the 2.5 million share obligation to the stock bonus plan.”

On April 20, 2005, EMJ completed its merger and financial restructuring, pursuant to which EMJ’s parent, Earle M. Jorgensen Holding Company, Inc. (“Holding”), was merged with and into a wholly owned subsidiary of EMJ. On April 20, 2005 the Company also closed its initial public offering of 17,600,000 shares of EMJ common stock. EMJ raised $176.0 million, the net proceeds of which were used to redeem Holding Company debt and preferred stock. EMJ paid down $127.1 million of Holding’s Series A Variable Rate Senior Notes, $23.2 million of Holding’s Series A Preferred Stock and $13.8 million of Holding’s Series B Preferred Stock. The remaining amounts of $130.0 million of Holding Notes, $23.8 million Preferred A and $14.1 million Preferred B were exchanged into approximately 13.0 million, 2.4 million, and 1.4 million common shares, respectively. After completion of the exchange, EMJ had approximately 48.5 million shares outstanding. In addition, we have an obligation to contribute 2.5 million shares to our stock bonus plan.

Pro forma earnings per diluted share would have been $1.62 for the year ended March 31, 2005, on 50.4 million diluted weighted shares, after giving effect to the IPO and the merger and financial restructuring, eliminating the amounts accrued for interest on the Holding Notes and dividends for the Holding Preferred Stock, eliminating the income tax benefit related to Holding, and including the special contribution to the stock bonus plan.

EMJ is one of the largest distributors of metal products in North America with 35 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

EMJ will conduct a conference call with industry analysts and other interested persons to discuss this news release on May 25, 2005 at 8:00 a.m. Pacific (11:00 a.m. Eastern). Investors and other interested parties may access the conference call by dialing 1-877-284-5014. Please dial in ten minutes prior to the scheduled start time. A replay of the call will be available until May 27, 2005 by calling 1-800-642-1687 or 1-706-645-9291. A replay of the webcast will be available on EMJ’s website at www.emjmetals.com. Once there select “Investors” from the menu at the top of the page and proceed to “Event Calendar.” The replay of the webcast will be available at the Company’s website through June 24, 2005. A printed transcript will be posted on the Company’s Web site after completion of the call.

Any forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, contained in this press release are subject to risks, uncertainties and other factors, such as the cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry and our ability to satisfy our “on-time or free” delivery guarantee. Actual events or results may differ materially from expectations due to these risks, uncertainties and other factors. These factors and additional information are included in EMJ’s filings with the Securities and Exchange Commission. In particular, we refer you to EMJ’s prospectus included in EMJ’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 14, 2005. You should be aware that we do not plan to update these forward-looking statements, whether as a result of new information, future events, or otherwise unless required by law.

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Earle M. Jorgensen Company

Financial Highlights

(In thousands except share and per share amounts)

(unaudited)

	Three Months Ended March 31,				Twelve Months Ended March 31,
	2005	%	2004	%	2005	%	2004	%
Revenues	$456,301	100.0	$322,067	100.0	$1,608,890	100.0	$1,040,367	100.0
Gross Profit	100,165	22.0	86,194	26.8	424,019	26.4	286,101	27.5

Warehouse and delivery expense	40,538	8.9	36,764	11.4	156,590	9.7	135,421	13.0
Selling expense	10,963	2.4	13,223	4.1	45,935	2.9	38,254	3.7
General and administrative expense	17,726	3.9	11,670	3.6	86,793	5.4	42,934	4.1

Operating expenses	69,227	15.2	61,657	19.1	289,318	18.0	216,609	20.8

Operating income	30,938	6.8	24,537	7.6	134,701	8.4	69,492	6.7
Net interest expense	13,784	3.0	26,343	8.2	75,760	4.7	89,927	8.6

Income (loss) before income taxes	17,154	3.8	(1,806)	-0.6	58,941	3.7	(20,435)	-2.0
Income tax (benefit) expense	(42,275)	-9.3	1,679	0.5	(38,562)	-2.4	3,127	0.3

Net income (loss)	59,429	13.0	(3,485)	-1.1	97,503	6.1	(23,562)	-2.3
Preferred Dividends	—	—	2,670	0.8	5,510	0.3	10,628	1.0

Net income available to common stockholders	$59,429	13.0	$(6,155)	-1.9	$91,993	5.7	$(34,190)	-3.3

EBITDA (a)	$33,879	7.4	$27,333	8.5	$146,422	9.1	$80,776	7.8
Increase in LIFO reserve	$31,659	6.9	$13,843	4.3	$74,164	4.6	$14,343	1.4

Reconciliation of historical net income available to common shareholders of EMJ to reported income (loss) available to common shareholders after giving effect to the merger on April 13, 2005:
Historical net income of EMJ	$28,964		$9,970		$81,896		$15,252
Adjustments for the effect of merger:
Interest on subordinated debt, net	—		(13,455)		(21,442)		(38,834)
Preferred dividends	—		(2,670)		(5,510)		(10,628)
Other	—		—		—		20
Income tax effects	30,465		—		37,049		—

Reported net income (loss) available to common stockholders after effects of merger	$59,429		$(6,155)		$91,993		$(34,190)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
Earnings (loss) per share-diluted	$3.39	$(0.54)	$5.73	$(2.96)
Weighted average shares outstanding of Holding-diluted	17,512,970	11,432,698	16,041,587	11,554,675

Change in shares from giving effect to merger and initial public offering Holding common shares converted to EMJ common shares one-to -one	11,197,122	—	11,197,122	—
Exchange consideration for debt and equity securities	19,719,988	—	19,719,988	—
Initial public offering shares Issued	17,600,000	—	17,600,000	—

Total shares outstanding at end of period if merger and initial public offering happened during the period	48,517,110	—	48,517,110	—

Pro forma earnings per share based on historical net income of EMJ -diluted	$0.56	—	$1.62	—
Weighted average shares adjusted for outstanding options and contribution to the stock bonus plan - diluted	51,899,488	—	50,428,105	—

Reconciliation of EBITDA:
Net income (loss)	$59,429	$(3,485)	$97,503	$(23,562)
Depreciation and amortization	2,941	2,796	11,721	11,284
Net interest expense	13,784	26,343	75,760	89,927
Provision for income taxes	(42,275)	1,679	(38,562)	3,127

EBITDA	$33,879	$27,333	$146,422	$80,776

Capital expenditures	3,369	3,749	22,975	10,530

(a)	“EBITDA” represents net income before net interest expense, provision for income taxes and depreciation and amortization. Consistent with Item 10(e) of Regulation S-K, our EBITDA has not been adjusted to exclude any other non-cash charges (credits) or liabilities, such as LIFO adjustments of $31,659, $13,843, $74,164 and $14,343 and accruals for postretirement benefits aggregating $210, $56, $822 and $619 for the three months and twelve-months ended March 31, 2005 and March 31, 2004, respectively. We believe EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of company performance in our industry. Our management believes that EBITDA is useful in evaluating our operating performance between periods and compared to that of our competitors because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary between periods and for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a significant component when measuring our performance in connection with determining incentive compensation. EBITDA is not a recognized measure of operating income, financial performance or liquidity under U.S. generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Therefore, while providing useful information, our EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with U.S. generally accepted accounting principles and should not be construed as an indication of a company’s operating performance or as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for us may not be comparable to EBITDA reported by other companies.

Earle M. Jorgensen Company

Financial Highlights

(in $000’s)

(unaudited)

	March 31, 2005	March 31, 2004
Balance Sheet Data:
Cash and cash equivalents	$19,994	$15,646
Accounts receivable, net	177,298	133,092
Inventory	252,222	225,248
Net property, plant and equipment	118,270	112,190
Total assets	628,041	537,191
Accounts payable	199,629	162,648
Accrued liabilities	101,613	57,994
Revolving credit facility	16,922	51,677
Other long-term debt (including current portion) (a)	254,085	258,061
Total stockholder’s equity (deficit) (b)	70,897	(37,668)

(a)	Excludes Holding Notes paid in cash and shares of EMJ common stock upon completion of our initial public offering on April 14, 2005.
(b)	Presents pro forma equity after giving effect to the merger on April 13, 2005 and our initial public offering.

Twelve Months Ended March 31, 2005
Supplemental Information Regarding Operating Expenses
Reconciliation of items outside the ordinary course of business:
Special contribution to stock bonus plan	$25,626
One time fee paid to Kelso & Company, L.P. under its amended financial advisory agreement	6,250
Adoption of FAS 123 (non-cash charge)	1,557

Total items outside of the ordinary course of business (before income tax effects)	$33,433

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Contact:	William S. Johnson, EMJ
323-923-6124 or fax 323-567-1034